                                                                     Exhibit 2.2

                                MERGER AGREEMENT
                                ----------------



     THIS MERGER AGREEMENT dated as of November 27, 1996 ("AGREEMENT") involves VIEW TECH ACQUISITION, INC., a Delaware corporation ("VTAI"), USTELECENTERS, INC., a Massachusetts corporation ("UST"), and VIEW TECH, INC., a Delaware corporation ("VIEW TECH"). VTAI, UST and View Tech are sometimes referred to herein as the "CONSTITUENT CORPORATIONS," and VTAI is sometimes referred to herein as the "SURVIVING CORPORATION."


                                    RECITALS
                                    --------

     A. VTAI is a corporation duly organized and existing under the laws of the State of Delaware.

     B. UST is a corporation duly organized and existing under the laws of the State of Massachusetts.

     C. View Tech is a corporation duly organized and existing under the laws of the State of Delaware.

     D. The authorized capital stock of VTAI consists of One Thousand (1,000) shares of Common Stock, $.0001 par value per share, all of which One Thousand (1,000) shares are issued and outstanding. View Tech is the sole stockholder of VTAI.

     E. The authorized capital stock of UST consists of Eleven Million (11,000,000) shares of common stock, $.01 par value ("UST COMMON STOCK"), of which Nine Million, One Hundred Thirty-Four Thousand, One Hundred Fifty-Seven (9,134,157) shares are issued and outstanding. There are also outstanding options for the purchase of Seven Hundred Fifty Thousand (750,000) shares of UST Common Stock.

     F. The authorized capital stock of View Tech consists of Five Million (5,000,000) shares of preferred stock, par value $0.0001, none of which is outstanding, and Twenty Million (20,000,000) shares of common stock, par value $0.0001 ("VIEW TECH COMMON STOCK"), of which Three Million, Three Hundred Ninety-Three Thousand, Four Hundred Thirty Eight (3,393,438) shares are issued and outstanding, and none of which are held in treasury. There are also outstanding options for the purchase of One Million, One Hundred Seventy-One Thousand, One Hundred (1,171,100) shares of View Tech Common Stock. In addition, warrants covering Eight Hundred Seventy Thousand (870,000) shares of View Tech Common Stock are outstanding.

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     G.   The respective Boards of Directors of UST, VTAI and View Tech have resolved that UST and VTAI be merged under and pursuant to the General Corporation Law of the State of Delaware and the General Corporation Law of the State of Massachusetts into a single corporation existing under the laws of the State of Delaware.

     H. The respective Boards of Directors of UST, VTAI and View Tech have approved the merger upon the terms and conditions set forth herein and have approved this Agreement and the Boards of Directors of UST, View Tech and VTAI have directed that this Agreement be submitted to a vote of their respective stockholders.

     NOW THEREFORE, each Constituent Corporation adopting this Agreement agrees as follows:

1.       MERGER
         ------

         1.1  Merger
              ------

         In accordance with the provisions of this Agreement, the Delaware General Corporation Law and the Massachusetts General Corporation Law, UST shall be, at the Effective Date (as defined in Paragraph 1.2 below), merged with and into VTAI ("MERGER"), and the separate existence of UST shall cease and VTAI shall be the surviving corporation.

         1.2  Filing and Effectiveness
              ------------------------

         The Merger shall become effective when this Agreement, together with the resolutions of the boards of directors of each of UST, View Tech and VTAI adopting and approving same, shall have been filed with the Secretary of State of the State of Delaware (the "EFFECTIVE TIME").

         For purposes of Massachusetts Law, the Merger shall become effective as to UST on the Effective Date of the Merger, upon such filing in Massachusetts as is required by the General Corporation Law of Massachusetts, which filing will be made by UST and/or VTAI, as applicable.

         1.3  Certificate of Incorporation
              ----------------------------

         Except for the change of the name of the Surviving Corporation as provided in this Paragraph 1.3, the Certificate of Incorporation of VTAI as in effect immediately prior to the Effective Date of Merger shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law. From and after the Effective Time, the Certificate of Incorporation of VTAI shall be amended by deleting Article FIRST in its entirety and substituting in lieu thereof the following: "FIRST: The name of this Corporation is USTeleCenters, Inc."

         1.4  Bylaws
              ------
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         The Bylaws of VTAI as in effect immediately prior to the Effective Time shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

         1.5  Agreements
              ----------

         All agreements to which UST is a party and which are in effect immediately prior to the Effective Date of Merger shall continue in full force and effect and shall be assumed in their entirety by the Surviving Corporation as of the Effective Date of Merger.

         1.6  Directors and Officers
              ----------------------

         The directors and officers of VTAI immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until otherwise as provided by law, the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

         1.7  Effect of Merger
              ----------------

         Upon the Effective Date of Merger, the separate existence of UST shall cease and VTAI, as the Surviving Corporation, (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date of Merger, shall be subject to all actions previously taken by the UST Board of Directors and shall succeed, without other transfer, to all of the assets, rights, powers and property of UST in the manner as more fully set forth in Section 259 of the Delaware General Corporation Law, and (ii) shall continue to be subject to all of its debts, liabilities and obligations as constituted immediately prior to he Effective Date of Merger and shall succeed, without other transfer, to all of the debts, liabilities and obligations of UST in the same manner as if VTAI had itself incurred them, all as more fully provided under the applicable provisions of the Delaware General Corporation Law and the Massachusetts General Corporation Law.

2.       MANNER OF CONVERSION OF STOCK
         -----------------------------

         2.1  UST Securities
              --------------

         At the Effective Time, by virtue of the Merger and without any action on the part of View Tech, VTAI , UST or the holders of the securities of any of the foregoing, at and as of the Effective Time, (1) each share of UST Common Stock (other than any shares held by dissenting stockholders or View Tech-owned shares) shall be converted into the right to receive 0.24534 shares of View Tech Common Stock (the ratio of 0.24534 View Tech shares to one share of UST Common Stock is referred to herein as the "CONVERSION RATIO"), (1) each share of UST Common Stock held by a dissenting stockholder shall be converted into the right to receive payment from View Tech with respect thereto in accordance with the provisions of the Massachusetts General Corporation Law, and (2) each View Tech-owned share of UST Common Stock shall be canceled. No fractional shares of View Tech Common Stock shall be issued. Any conversion which would otherwise result in a fractional share shall be rounded up to the nearest whole share View Tech Common Stock.

                                      3.
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         2.2  Exchange of Certificate
              -----------------------

          (i) Immediately after the Effective Time, (A) View Tech will furnish to U.S. Stock Transfer Corporation (the "EXCHANGE AGENT") instructions directing the Exchange Agent to issue to each holder of UST Common Stock (other than dissenting stockholders and View Tech as holder of UST Common Stock) their pro rata share of View Tech Common Stock shares equal to the product of (I) the Conversion Ratio times (II) the number of shares of UST Common Stock such stockholder owns, and (B) View Tech will cause the Exchange Agent to mail a letter of transmittal to each record holder of outstanding shares of UST Common Stock for the holder to use in surrendering the certificates which represented his, her, or its shares of UST Common Stock in exchange for a certificate representing the number of shares of View Tech Common Stock to which he, she, or it is entitled.

          (ii) View Tech will not pay any dividend or make any distribution on shares of View Tech Common Stock (with a record date at or after the Effective
Time) to any record holder of outstanding shares of UST Common Stock until the holder surrenders for exchange his, her, or its certificates which represented shares of UST Common Stock. View Tech instead will pay the dividend or make the distribution to the Exchange Agent in trust for the benefit of the holder pending surrender and exchange. View Tech may cause the Exchange Agent to invest any cash the Exchange Agent receives from View Tech as a dividend or distribution in one or more of the permitted investments; provided, however, that the terms and conditions of the investments shall be such as to permit the Exchange Agent to make prompt payments of cash to the holders of outstanding shares of UST Common Stock as necessary. View Tech may cause the Exchange Agent to pay over to View Tech any net earnings with respect to the investments, and View Tech will replace promptly any cash which the Exchange Agent loses through investments. In no event, however, will any holder of outstanding shares of UST Common Stock be entitled to any interest or earnings on the dividend or distribution pending receipt.

          (iii) View Tech may cause the Exchange Agent to return any shares of View Tech Common Stock and dividends and distributions thereon remaining unclaimed 180 days after the Effective Time, and thereafter each remaining record holder of outstanding shares of UST Common Stock shall be entitled to look to View Tech (subject to abandoned property, escheat, and other similar laws) as a general creditor thereof with respect to the View Tech shares and dividends and distributions thereon to which he, she, or it is entitled upon surrender of his, her, or its certificates.

          (iv) After the close of business on day of the Effective Time, transfers of shares of UST Common Stock outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation. On or after the Effective Time, any share of UST Common Stock presented to View Tech, the Exchange Agent, or the Surviving Corporation, as the case may be, shall be converted into the applicable number of shares of View Tech Common Stock.

                                      4.
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         2.3  Endorsement of Surrendered Shares
              ---------------------------------

         If any certificate for shares of View Tech Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and that the party requesting such transfer pay to the Surviving Corporation any transfer or other taxes payable by reason of the issuance of such new certificate in the name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of View Tech and VTAI that such tax has been paid or is not payable.

3.       GENERAL
         -------

         3.1  Further Assurances
              ------------------

         UST, View Tech and VTAI each covenants and agrees that it will, on or after the Effective Time, take such other actions as may be required by the Massachusetts General Corporation Law and/or the Delaware General Corporation Law.

         3.2  Registered Office
              -----------------

         The registered office of the Surviving Corporation in the State of Delaware is located at 1209 Orange Street, City of Wilmington, County of New Castle, Delaware and Corporation Trust Company is the registered agent of the Surviving Corporation at such address.

         3.3  Agreement
              ---------

         Copies of this Agreement will be on file at the principal place of business of the Surviving Corporation at 950 Flynn Road, Camarillo, California 93012, and copies thereof will be furnished to any stockholder of either Constituent Corporation, upon request and without cost.

                                      5.

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         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

VIEW TECH, INC.


By:      /s/ Robert G. Hatfield
         ----------------------
         Robert G. Hatfield
Title:   Chief Executive Officer

By:      /s/ William M. McKay
         --------------------
         William M. McKay
Title:   Secretary


VIEW TECH ACQUISITION, INC.


By:      /s/ Robert G. Hatfield
         ----------------------
Name:    Robert G. Hatfield
Title:   Chief Executive Officer

By:      /s/ William M. McKay
         --------------------
Name:    William M. McKay
Title:   Secretary


USTELECENTERS, INC.


By:      /s/ Franklin A. Reece, III
         --------------------------
Name:    Franklin A. Reece, III
Title:   President

By:      /s/ Angelo P. Gentile
         ---------------------
Name:    Angelo P. Gentile
Title    Treasurer

                                      6.